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                         MAXIM INTEGRATED PRODUCTS, INC.
                          EXHIBIT 11.1 - COMPUTATION OF
                                INCOME PER SHARE
                         Three Years Ended June 30, 1996
                  (amounts in thousands, except per share data)

                                                                 1994         1995         1996
                                                                 ----         ----         ----
Weighted average shares outstanding                            56,569       57,852       60,102

Add  weighted average shares from assumed exercise of options when treasury shares are reacquired
     at average stock market price                             10,791       13,148       16,720

Less weighted average shares assumed repurchased
     from tax benefit from the assumed exercise
     of non-qualified stock options                           (3,732)      (4,498)      (5,895)
                                                              ------       ------       ------

Weighted average shares outstanding applicable
     to computation of income per share                       63,628       66,502       70,927
                                                              ======       ======       ======

Net income applicable to computation of
     income per share                                        $24,082      $38,906     $123,345
                                                             =======      =======     ========

Income per share                                             $  0.38      $  0.59     $   1.74
                                                             =======      =======     ========



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